Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2008, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cytokinetics, Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2007.
/s/ PricewaterhouseCoopers LLP
San Jose, California
March 14, 2008